Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 9, 2020, with respect to the consolidated financial statements of Luby’s, Inc. included in the Annual Report on Form 10-K for the year ended August 26, 2020. We consent to the incorporation by reference of said reports in the following Registration Statements of Luby’s, Inc. on Forms S-8 (File No. 333-210790, effective April 15, 2016; File No. 333-186326 effective January 30, 2013; File No. 333-135058, effective June 16, 2006; File No. 333-81606, effective January 29, 2002; File No. 333-81608, effective January 29, 2002; File No. 333-55140, effective February 7, 2001; and File No. 333-70315, effective January 8, 1999).

/s/ GRANT THORNTON LLP

Houston, Texas
December 9, 2020